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	David P. Joint	William L. Collier
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McMoRan Exploration Co. Updates
Status of Main Pass Energy HubTM Offshore LNG Project

NEW ORLEANS, LA, May 8, 2006 - McMoRan Exploration Co. (NYSE: MMR) is providing this update on the status of its Deepwater Port license application for its Main Pass Energy HubTM (MPEHTM) proposed offshore liquefied natural gas (LNG) project. As previously reported, McMoRan filed an application for a license under the U.S. Deepwater Port Act in February 2004. The Deepwater Port license process is administered by the United States Coast Guard (Coast Guard) and the Maritime Administration (MARAD) with input from relevant federal and state agencies and interested parties.

The application process included numerous studies and analyses culminating with the March 10, 2006 publication of the Final Environmental Impact Statement (EIS) for the project. Public hearings on the project were completed on March 23, 2006 and the Governors in the adjacent coastal states (Louisiana, Mississippi, and Alabama for MPEHTM) had an effective veto right on the application until May 8, 2006 with a record of decision scheduled from MARAD by mid-2006.

The Final EIS evaluated potential impacts associated with MPEHTM and concluded that the environmental impacts of the project, including the use of Open Rack Vaporization (ORV) technology, would be expected to result in minor long-term adverse impacts. The methodology used in the EIS to assess the impact on biological resources did not consider potential mitigation measures and MPEH’sTM unique location in 210 feet of water that would further reduce the impacts to negligible levels. Furthermore, the Environmental Protection Agency (EPA) recently indicated the use of ORV could represent “best available technology” when considering specific project factors and on May 4, 2006, indicated approval of MPEHTM using ORV with recommended mitigation measures.

Prior to the publication of the Final EIS, Governors of the States of Louisiana, Alabama and Mississippi had taken a position opposing the use of ORV technology until studies demonstrate that the use of this technology would not have an unacceptable impact on the surrounding ecosystem. Despite the conclusions supporting the MPEHTM application with ORV technology in the Final EIS, the favorable recommendation by the EPA, substantial additional information provided by McMoRan to the State of Louisiana and McMoRan’s commitment to environmental monitoring conditions, on May 5, 2006, Louisiana Governor Kathleen Blanco stated that until additional data are collected and evaluated, Louisiana will require the use of a “closed loop” regasification system, which uses natural gas rather than seawater to warm the LNG. A copy of Governor Blanco’s letter to MARAD is being filed with this press release on Form 8-K with the Securities and Exchange Commission.

As a result of Governor’s Blanco’s action, McMoRan will undertake to obtain approval of its MPEHTM project using Closed Loop technology while we continue to address concerns about the more efficient ORV technology. The significant studies completed to date should enable the revisions to the MPEHTM permit application to incorporate Closed Loop technology to be processed expeditiously.

      James R. Moffett and Richard C. Adkerson, Co-Chairman of McMoRan, said, “The ORV technology is an established technology used in 80 percent of the world’s LNG regasification facilities. It is essential that our industry continue to pursue the use of this technology to ensure conservation of scarce energy resources. Requiring the use of more costly Closed Loop systems, which would consume an incremental 3.5 Bcf per annum for MPEHTM alone, will only exacerbate the growing energy crisis in our country. The environmental impacts of using ORV technology at our MPEHTM facility would be negligible and would avoid burning a large volume of natural gas, which our country and our region so desperately need. This is an important project for the State of Louisiana and our region and we look forward to continuing our work with the Federal government and coastal states to support ORV as the best available technology.”

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 billion cubic feet of natural gas (Bcf) per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to a broad range of markets in the United States. The access of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating potential opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day. McMoRan is continuing discussions with potential LNG suppliers, gas marketers and consumers in the United States to develop commercial arrangements for the facilities.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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